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                                                                        EX-10.01

                                                                  Execution Copy

                             SHAREHOLDERS' AGREEMENT

                                      AMONG

                          YASKAWA ELECTRIC CORPORATION

          a corporation organized and existing under the laws of Japan and having its registered head office in Kitakyushu shi,

                      hereinafter referred to as "YASKAWA"

                             BROOKS AUTOMATION, INC.

           a corporation organized and existing under the laws of the
                            State of Delaware, U.S.A.

                       hereinafter referred to as "BROOKS"

                                       AND

                         YASKAWA BROOKS AUTOMATION, INC.

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     THIS SHAREHOLDERS' AGREEMENT (this "AGREEMENT") dated as of June 30, 2006
(the "EFFECTIVE DATE") among YASKAWA ELECTRIC CORPORATION, a corporation organized and existing under the laws of Japan ("YASKAWA"), BROOKS AUTOMATION, INC., a corporation organized and existing under the laws of the State of Delaware, U.S.A. ("BROOKS") and YASKAWA BROOKS AUTOMATION, INC., a corporation organized and existing under the laws of Japan (the "CORPORATION"). Brooks and Yaskawa are sometimes are referred to herein collectively as "SHAREHOLDERS" or individually as a "SHAREHOLDER."

     WHEREAS, the Shareholders have established the Corporation as a joint venture for the purpose of marketing, selling, distributing and servicing the JV Products (as defined below) to Japanese Semiconductor Customers (as defined below);

     WHEREAS, concurrently with the execution of this Agreement (i) Yaskawa and the Corporation are entering into the Yaskawa Japan Robot Supply Agreement, dated the date hereof and (ii) Brooks and the Corporation are entering into the Brooks Japan Robot Supply Agreement, dated the date hereof (collectively, the "SUPPLY AGREEMENTS");

     NOW, THEREFORE, in consideration of the mutual covenants and premises set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                           ARTICLE 1: CAPITALIZATION.

     1.1 Initial Capital. The Shareholders agree that, in order to effectuate its business objectives, the Corporation shall require total equity capital of JY450,000,000. It is further understood and agreed that the Shareholders' respective shares of common stock of the Corporation to be purchased on the Operations Commencement Date (which excludes the shares of common stock that were purchased by the Shareholders in connection with the establishment of the Corporation) shall be:

Name      Ratio   Number of Shares    Share Price
----      -----   ----------------    -----------
Yaskawa   50%            225         JY225,000,000
Brooks    50%            225         JY225,000,000

The "OPERATIONS COMMENCEMENT DATE" shall be September 21, 2006, which date may be changed by the mutual agreement of the Shareholders.

     1.2 Additional Capital Requirements. In the event that the Corporation shall require additional funds for its operations and activities that the parties decide shall not be covered by the subscribed and paid-up capital, such additional funds shall be secured by the Corporation by such means (including procuring loans from independent sources and/or issuing bonds, debentures or other debt securities) as the Shareholders may mutually agree in writing.

     1.3 Antidilution. Yaskawa and Brooks, as the original parties to this Agreement, acknowledge and understand that the initial capitalization of the Corporation calculated on a fully-diluted


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basis, as of the date hereof and as of the Operations Commencement Date, shall be as follows: Yaskawa and Brooks each holds or will hold, as applicable, 50% of the outstanding capital stock of the Corporation. The Corporation shall not issue any additional capital stock or take any other action affecting the capitalization of the Corporation unless (i) appropriate measures are taken to preserve the above described percentages or (ii) each of the Shareholders consents in writing to such issuance or action.

                ARTICLE 2: GOVERNANCE; ORGANIZATIONAL STRUCTURE.

     2.1 Independence of the Corporation. The Shareholders agree that it is a fundamental principle that the Corporation be managed and operated as a company independent of the Shareholders. The Shareholders may provide guidance and advice to the Corporation, provided that, at all times, the Corporation shall, through its board of directors, have the complete discretion, subject to the provisions of this Agreement, of the Articles of Incorporation of the Corporation and of applicable Japanese law, to take its own decisions in the best interests of the Corporation.

     2.2 Shareholders Meetings. The Shareholders shall have the right to vote on such activities and in the manner as set forth in the Articles of Incorporation of the Corporation and in accordance with applicable law. Each of Yaskawa and Brooks shall vote its shares in the Corporation so that the directors and corporate auditors of the Corporation are, at all times (subject only to such reasonable periods as are necessary for the filling of vacancies), the individuals specified in Section 2.4.1 and Section 4.5, respectively.

     2.3 Steering Committee.

          2.3.1 A steering committee of six members shall be formed that will be composed of the President and Executive Vice President of the Corporation and four additional members. Yaskawa shall have the right to appoint and have removed two of such additional members, and Brooks shall have the right to appoint and have removed the other two additional members.

          2.3.2 The steering committee shall have the broadest powers to supervise the business and operations of the Corporation, except for those matters that are explicitly reserved for the shareholders of the Corporation or the directors of the Corporation or as may be otherwise required by applicable law.

          2.3.3 Each of the Shareholders will appoint to serve on the steering committee individuals who have responsibility over the related business of the Corporation in such Shareholder's organization.

          2.3.4 The steering committee may establish advisory committees for specific purposes and each such advisory committee shall consist of an equal number of members to be appointed by each of the Shareholders.

          2.3.5 To the extent permitted by applicable law, certain of the actions of the board of directors, set forth in this Agreement and Exhibit I, shall be submitted for consideration to the steering committee and no action may be taken on such matters without its approval.


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          2.3.6 Further rules and procedures for the steering committee shall be as set forth on Exhibit I (the "STEERING COMMITTEE RULES").

     2.4 Board of Directors.

          2.4.1 The board of directors of the Corporation shall consist of four members, the President, the Executive Vice President, and two additional members, one of whom shall be nominated and may be removed by Yaskawa, and the remaining one of whom shall be nominated and may be removed by Brooks.

          2.4.2 As indicated in Section 2.3.5 and the Steering Committee Rules, to the extent permitted by applicable law, certain actions of the board of directors shall require prior approval of the steering committee.

          2.4.3 If unanimity on a decision to be taken by the board of directors cannot be reached, the matter shall be referred to the steering committee, and each of the Shareholders shall cause the directors nominated by the respective Shareholder to vote for such matter as determined by the steering committee in accordance with this Section.

          2.4.4 Annually, the board shall, to the extent permitted by applicable law, submit a proposal for the Budget (as defined below) for the following fiscal year for approval by the steering committee as set forth in Section 6.1. For actions within the scope of the approved Budget, the board of directors shall not require additional approval of the steering committee, except as otherwise stated in the rules of procedure for the steering committee or as provided in this Agreement (subject to applicable law).

          2.4.5 Further rules and procedures for the board of directors shall be as set forth on Exhibit II.

     2.5 Management.

          2.5.1 The top executives and representative directors of the Corporation shall be the President and the Executive Vice President. Other management employees shall be as determined by the board of directors. Yaskawa shall have the right to nominate and have removed the President, and Brooks shall have the right to nominate and have removed the Executive Vice President. The Shareholders shall cause their respective appointees or nominees (as applicable) on the steering committee and the board of directors to cause (i) the appointment (and, at the direction of Yaskawa, removal and replacement) of Yaskawa's nominee as the President and (ii) the appointment (and, at the direction of Brooks, removal and replacement) of Brooks' nominee as the Executive Vice President. Other executive managing directors and managing directors of the Corporation shall be elected by the board of directors as provided in the Articles of Incorporation of the Corporation.

          2.5.2 The President and the Executive Vice President shall jointly manage and direct the business of the Corporation. The President and the Executive Vice President shall cooperate closely. The President shall be in charge of the overall business of the Corporation and shall supervise the actions of the other management employees of the Corporation (other than the Executive Vice President). The


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authority of the President and the Executive Vice President shall be as established by the board of directors and, to the extent permitted by applicable law, the steering committee. The President and Executive Vice President shall jointly prepare all documents to be submitted to the steering committee and the general meeting of shareholders as well as the reports to be submitted to the shareholders.

     2.6 Organizational Structure. The Corporation shall have the organizational structure set forth in the Business Plan attached hereto as Exhibit VI (the "ORGANIZATIONAL CHART"), as such structure may be amended from time to time by the President and the Executive Vice President acting jointly with the approval of the board of directors and, if permitted by applicable law, consent of the steering committee.

                      ARTICLE 3: TRANSFER OF COMMON STOCK.

     3.1 Transfers by Shareholders Prohibited Without Consent. Unless otherwise expressly permitted by Section 3.2, no Shareholder, nor any successor and assign thereof, may directly or (subject to the last sentence of this Section 3.1) indirectly sell, assign, pledge, encumber, hypothecate or otherwise transfer ("TRANSFER") any interest in any of such Shareholder's common stock in the Corporation or permit any such interest to be subject to Transfer, directly or indirectly, by operation of law or agreement, without obtaining the prior written consent of the other Shareholder and their successors and assigns. Notwithstanding the receipt of prior written consent, any such permitted or approved Transfer shall be null and void and the Corporation shall, to the extent permitted by applicable law, refuse to recognize such Transfer: (i) if such Transfer would be made in a transaction which would violate any applicable securities laws, rules or regulations; and (ii) unless the transferee shall execute and deliver to each party hereto an agreement acknowledging that all shares of or interest in any common stock in Corporation so transferred are and shall remain subject to this Agreement, and agreeing to be personally bound hereby. Any purported Transfer in any other manner shall be null and void, and shall, to the extent permitted by applicable law, not be recognized or given effect by the parties hereto. Notwithstanding anything to the contrary in this Agreement, for the avoidance of doubt, a Change of Control of a Shareholder shall not constitute a Transfer for the purposes of this Section 3.1.

     3.2 Transfers by Shareholders to Permitted Transferees.

          3.2.1 Each Shareholder may at any time, after prior written notice to the other Shareholder, Transfer any or all of such Shareholder's shares of or interests in common stock in the Corporation to (i) a wholly-owned direct or indirect subsidiary of such Shareholder (a "PERMITTED TRANSFEREE") or (ii) in connection with the sale by a Shareholder of all or substantially all of such Shareholder's assets. A Permitted Transferee may Transfer shares of or any interest in any common stock (i) to the Shareholder from which it received such shares or interest or (ii) to another Permitted Transferee of such Shareholder.

          3.2.2 Notwithstanding Section 3.2.1, any such Transfer shall be null and void and Corporation shall, to the extent permitted by applicable law, refuse to recognize such Transfer: (i) if such Transfer would be made in a transaction that would violate any applicable securities laws, rules or regulations; and (ii) unless the transferee executes and delivers to each party hereto an agreement


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acknowledging that all shares of or interests in any common stock in Corporation so transferred are and shall remain subject to this Agreement and agreeing to be personally bound hereby. A Permitted Transferee under Section 3.2.1 must also agree, as a condition precedent to any Transfer under Section 3.2.1, to: (I) become a party to this Agreement in addition to and not as a substitute for the transferor and (II) appoint the original Shareholder of the shares or interest it is receiving as such transferee's proxy in voting all such transferred shares or interests and in any subsequent shares that may be issued by the Corporation to such Permitted Transferee, and in exercising its rights under Article 2 regarding the nomination, election and replacement of directors, the members of the steering committee, the corporate auditors, and the President or the Executive Vice President (as applicable), for so long as this Agreement remains in effect. Such proxy shall be irrevocable. No transfer by a Shareholder or any of its Permitted Transferees under Section 3.2.1 shall release such original Shareholder from any obligations or liabilities under this Agreement.

          3.2.3 Any Shareholder or Permitted Transferee intending to Transfer any shares of or interests in common stock in the Corporation pursuant to this
Section 3.2 shall notify the Shareholders of any intended Transfer 10 days prior to such Transfer, giving the name and address of the intended Permitted Transferee and the Permitted Transferee's status as set forth in Section 3.2.1 hereof; provided, however, that no otherwise valid Transfer shall be rendered invalid solely as a result of a failure to give notice hereunder. The Shareholders shall use their respective commercially reasonable efforts (including, without limitation, causing their respective nominees then serving on the board of directors to take all necessary actions) to cause the Corporation to effect any Transfer to a Permitted Transferee made (or to be made) in accordance with this Agreement.

               ARTICLE 4: BOOKS AND RECORDS, FISCAL YEAR, AUDITS.

     4.1 Full and accurate books of account, financial records and annual financial statements shall be made according to Japanese and internationally accepted accounting principles, specifically US GAAP, showing the true condition of the business and finances of the Corporation and the share ownership of each Shareholder. They shall be kept at the principal office of the Corporation. Each Shareholder, or its designated representatives, shall have access to and may inspect and copy any part thereof.

     4.2 The Corporation shall forward internal monthly financial reports to each Shareholder. Additionally, the Corporation shall forward quarterly financial reports to each Shareholder, which reports shall be presented in such format and shall contain such information, and which reports shall be reviewed in accordance with accounting standards required of similar corporations in Japan by a reputable international firm of certified public accountants appointed by the steering committee (the "CORPORATION'S ACCOUNTANTS") to such extent, as either Shareholder shall reasonably request based on such Shareholder's reporting requirements. In addition, the Corporation shall prepare or cause to be prepared, in a manner reasonably calculated to allow Brooks to comply with its US financial reporting requirements (including earnings announcements), and furnished to each of the Shareholders (i) not later than 45 days after the end of each of the Corporation's fiscal quarters (other than the last quarter of the Corporation's fiscal year), quarterly financial statements of the Corporation and its subsidiaries (if any) on a consolidated basis, in customary form, prepared in accordance with US GAAP and reviewed by the Corporation's


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Accountants, and (ii) not later than 45 days after the end of each fiscal year of the Corporation, annual financial statements of the Corporation and its subsidiaries (if any) on a consolidated basis, in customary form, prepared in accordance with US GAAP and audited by the Corporation's Accountants.

     4.3 The initial fiscal year of the Corporation shall begin on the day of the calendar year that the Corporation was incorporated and shall end on March 20, 2007, and each succeeding fiscal year shall start with March 21 and end on March 20 of the following year. At the end of each fiscal year, an audit of the Corporation's financial statements, at the Corporation's expense, shall be performed by the Corporation's Accountants if required by Japanese law. In addition, if Brooks reasonably so requests, the Corporation shall cause an audit of the Corporation's financial statements to be performed by the Corporation's Accountants on an annual basis as of the end of Brooks' fiscal year, and such audit shall be performed, and the Corporation's audited financial statements resulting therefrom shall be furnished to the Shareholders, in such manner and at such time as to allow the inclusion of the Corporation's annual audited financial statements as of the end of Brooks' fiscal year in the annual audited financial statements of Brooks prepared for the purpose of compliance with Brooks' US financial reporting requirements.

     4.4 Each of the Shareholders shall be entitled to have the books and accounts of the Corporation examined by their own audit division or by external auditors during office hours. The Shareholder who intends to perform such an audit shall inform the Corporation and the other Shareholder thereof with a 14 days' advance notice. The staff of the Corporation shall render all assistance if such examination takes place. The cost of the additional audit shall be borne by the Shareholder requesting the audit.

     4.5 The Corporation shall have the corporate auditor(s) (Kansayaku) prescribed by law, provided that the Corporation shall have at least two such auditors. Yaskawa may nominate a full time auditor, Brooks shall be entitled to nominate an auditor, and the Corporation shall be entitled to nominate the third auditor, if required. The Shareholders shall approve appointments of these nominees as corporate directors at a shareholders meeting of the Corporation.

     4.6 The Corporation shall bear and pay for the first US$50,000 per fiscal year of the Corporation of incremental fees and disbursements of the Corporation's Accountants payable by the Corporation in connection with the financial reporting and auditing relating to such fiscal year and described in the last sentence of Section 4.2 and the last sentence of Section 4.3 and any other costs relating to reporting and auditing in accordance with US GAAP, as compared with the fees and disbursements of the Corporation's Accountants payable by the Corporation in connection with the financial reporting and reviews relating to such fiscal year and described elsewhere in Section 4.2 and
Section 4.3. Brooks shall reimburse the Corporation for any excess of such incremental fees and disbursements of the Corporation's Accountants (to the extent the same are reasonable and documented) over US$50,000 per fiscal year of the Corporation; provided that the Corporation shall allow Brooks, if Brooks desires to do so, to discuss such incremental third party costs subject to reimbursement by Brooks hereunder with the Corporation's Accountants prior to the incurrence of the same by the Corporation.


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                         ARTICLE 5: STOCK CERTIFICATES.

     5.1 A copy of this Agreement shall be kept with the records of the Corporation. With regard to shares of stock of the Corporation, the Corporation shall initially not issue share certificates.

     5.2 To the extent that share certificates are subsequently issued and exist, each of the Shareholders hereby agrees that each outstanding certificate representing shares of common stock of the Corporation shall bear an endorsement indicating that the securities represented by such certificate are subject to the provisions of a Shareholders' Agreement, dated as of __________, 2006, by and among the Corporation and its Shareholders and may not be sold, pledged, hypothecated, encumbered, disposed of or otherwise transferred except in accordance therewith.

                       ARTICLE 6: BUDGET; PROFIT-SHARING.

     6.1 Budget

          6.1.1 For each of the Corporation's fiscal years (or portions thereof), for so long as the Corporation continues in existence hereunder, the Corporation shall adopt an annual operating budget (the "BUDGET") in accordance with the provisions of this Section 6.1. The Business Plan for the initial fiscal year is attached hereto as Exhibit VI and the financial information contained in the Business Plan shall constitute the Budget for the fiscal year ending March 20, 2007.

          6.1.2 The Shareholders desire that each Budget be approved (subject to applicable law) by the steering committee before the beginning of the fiscal year covered by the relevant Budget (the "BUDGET FINALIZATION DATE"). Accordingly, prior to the commencement of the second and each subsequent fiscal year of the Corporation, the board of directors shall submit guidelines for a proposed Budget for the next fiscal year to the steering committee. The guidelines for each proposed Budget shall include and set forth:

               (i) a proposed detailed operating budget and capital budget for the next fiscal year of the Corporation (broken down by quarter), including line items and schedules for each significant aspect of the activities of the Corporation, projected income and cash flows, expenditures and expenses of the Corporation and all other direct costs of the Corporation, as well as a reserve for contingencies, and a projected balance sheet;

               (ii) projections as to any and all cash requirements and/or financing needs for the next fiscal year of the Corporation; and

               (iii) such supporting documents as may reasonably be requested by any member of the steering committee for purposes of verifying the accuracy, appropriateness and reasonableness of the particular Budget submitted, all in such detail as any member of the steering committee may reasonably request.

          6.1.3 Prior to the meeting of the steering committee, each member of the steering committee shall have the right to propose, by notice delivered to the steering committee, revisions to the


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proposed guidelines desired by such member. A meeting of the steering committee shall be called for the purpose of considering the guidelines and (subject to applicable law) adopting the relevant Budget, not later than the Budget Finalization Date for such Budget. At such meeting, the steering committee shall consider (i) whether to adopt the initially submitted guidelines as the relevant Budget, or (ii) whether to adopt the relevant Budget as modified by one or more such proposed revisions. If the steering committee does not approve a Budget for a fiscal year, the Budget for the preceding fiscal year shall continue in effect until the steering committee adopts a new Budget at a meeting of the steering committee.

     6.2 Vacuum Business Economics. Promptly after the Effective Date, the members of the steering committee shall consider and make reasonable efforts to reach agreement on an allocation of the profits from sales of Brooks' Automation Products to Japanese Semiconductor Customers.

     6.3 Employee. Brooks agrees to make available to the Corporation the services of one engineer of Brooks, who shall be reasonably acceptable to the Corporation, for the period from the Operations Commencement Date through February 28, 2007, to provide services and support, to the extent that the management of the Corporation determines that the services of such engineer are required.

               ARTICLE 7: CONFIDENTIALITY; INTELLECTUAL PROPERTY.

     7.1 Confidential Information. During the term of this Agreement, the Shareholders may exchange certain of their respective Confidential Information with one another and with the Corporation and may receive Confidential Information of the Corporation or the other Shareholder from the Corporation. "CONFIDENTIAL INFORMATION" shall mean all data and information owned by or in possession of either of the Shareholders or the Corporation, that is not generally known to the public, whether of a technical, business or other nature (including, without limitation, inventions, trade secrets, know-how and information relating to the customers, business plans, promotional and market activities, finances and other business affairs of such party) that is disclosed by a party (the "DISCLOSING PARTY"), to another party (the "RECEIVING PARTY") in furtherance of this Agreement and the purposes of the Corporation. Confidential Information shall not include information that (i) was in the public domain, in its entirety in a unified form, at the time of disclosure to the Receiving Party; (ii) was known by the Receiving Party prior to its disclosure by the Disclosing Party; (iii) becomes part of the public domain after the date of disclosure by the Disclosing Party through no fault of the Receiving Party; or
(iv) is disclosed by a third party to the Receiving Party after the date of disclosure by the Disclosing Party, where the third party did not require the Receiving Party to hold such information in confidence and did not acquire such information directly or indirectly from the Disclosing Party.

     7.2 Non-Disclosure and Non-Use. The Receiving Party agrees to treat as secret and hold in strict confidence all Confidential Information it receives from the Disclosing Party in connection with their cooperation or otherwise in connection with the Corporation or its business, activities or affairs. The Receiving Party agrees that it will not disclose any Confidential Information to any other Person without the prior written permission of the Disclosing Party (or as otherwise specifically provided in this Agreement). The Receiving Party also agrees that it will only use the Confidential Information received in connection with this Agreement and the business of the Corporation and (if the Receiving Party is a Shareholder) in connection with monitoring and evaluating the Receiving Party's investment in, and


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business relationship with, the Corporation and the exercise of the Receiving
Party's rights and performance of the Receiving Party's obligations under this Agreement, the Articles of Incorporation of the Corporation, the Supply Agreements and other instruments, agreements and arrangements that are or may be entered into by the parties in connection with the Corporation and its business. The Receiving Party agrees that only (i) its employees with a bona fide need to know, and who have signed an appropriate confidentiality agreement, (ii) its attorneys, accountants and other professional advisors subject to obligations of confidentiality, (iii) its officers and directors and (iv) any potential acquirer, investor or lender in connection with any potential sale of all or substantially all of the assets or equity securities of the Receiving Party or any potential merger or consolidation in which the Receiving Party, is a constituent party, or a potential investment in or loan to the Receiving Party as applicable (including any investment or commercial bankers, legal counsel, and any other advisors in connection with the performance of customary due diligence by such potential acquirer, investor or lender), in each case subject to obligations of confidentiality, shall be provided access to the Confidential Information of the Disclosing Party; provided that Confidential Information may not be provided pursuant to clause (iv) to any change of control entity of the Disclosing Party as indicated in Schedule C. In the event the Receiving Party is required by court order, by the rules of any exchange or market on which the Receiving Party's securities are traded, or by law or legal process, to disclose Confidential Information of the Disclosing Party, the Receiving Party shall, to the extent lawful, inform the Disclosing Party in writing prior to making such disclosure to provide sufficient time to request a protective order or other appropriate measure, and the Receiving Party will disclose only such information that is legally required and will use its commercially reasonable efforts to obtain confidential treatment for any Confidential Information that is so disclosed. The obligations imposed by this Section 7.2 shall survive the termination of this Agreement.

     7.3 Ownership of Intellectual Property.

          7.3.1 Existing Intellectual Property. All rights to Confidential Information, trade secrets, know-how, inventions, patents, patent applications, copyrights, trademarks and trade names ("INTELLECTUAL PROPERTY") owned or licensed by a Shareholder (the "SHAREHOLDER INTELLECTUAL PROPERTY") shall be fully retained by that Shareholder, and no rights or licenses are provided under this Agreement to the other Shareholder or the Corporation.

          7.3.2 New Intellectual Property. In the event the Corporation develops any Intellectual Property that is an improvement to, modification of or otherwise based on the Shareholder Intellectual Property of only one Shareholder, the new Intellectual Property shall be owned by that Shareholder with a non-exclusive, fully-paid, non-transferable license being granted to the Corporation (but not to the other Shareholder) for use of that new Intellectual Property in connection with the development, manufacture, use, sale, or other distribution of all current and future products of the Corporation during the term of this Agreement. In the event that the Corporation develops any Intellectual Property that is not an improvement to, modification of or otherwise based on the Shareholder Intellectual Property of a Shareholder or is an improvement to, modification of or is otherwise based on the Shareholder Intellectual Property of both Shareholders, the new Intellectual Property shall be owned by the Corporation with a non-exclusive, fully-paid, non-transferable (except in connection with a permitted assignment of this Agreement), perpetual license to develop, make, have made, import, sell, offer to sell any products being


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granted to each Shareholder, with no license to either Shareholder of any of the
Shareholder Intellectual Property of the other Shareholder.

               ARTICLE 8: SUPPLY AND DISTRIBUTION OF JV PRODUCTS

     8.1 After the Operations Commencement Date and during the term of this Agreement, neither Yaskawa or its Affiliates or Permitted Transferees nor Brooks or its Affiliates or Permitted Transferees shall market, offer and/or sell, directly or indirectly, any JV Products, or replacements therefor, to a Japanese Semiconductor Customer, or license, finance or otherwise assist any other Entity to market or sell, directly or indirectly, the JV Products to a Japanese Semiconductor Customer, in each case except through the Corporation; provided, however, that, notwithstanding anything to the contrary herein, Yaskawa is permitted to manufacture, market and sell the JV Products listed on Schedule B to the Japanese Semiconductor Customers listed on Schedule B until such time as the marketing and sale of such JV Products may be transferred by Yaskawa to the Corporation without consent of any third party providing development funding for the relevant such JV Product. It is expressly understood that the direct and indirect sale and distribution of JV Products for applications other than in the Semiconductor Industry shall be allowed.

     8.2 The Shareholders intend to make available to the Corporation, as contemplated by and subject to the terms and conditions of the Supply Agreements, their entire respective semiconductor automation product lines. The Corporation will select and combine the very best of these products lines to supply Japanese Semiconductor Customers with JV Products offering the highest product quality and service, all in accordance with and subject to the terms and conditions of this Agreement and the Supply Agreements. Towards this end, the parties acknowledge that: (i) Brooks has superior products in certain areas and, except for Yaskawa's current customer programs in place as of the time of this Agreement identified on Schedule A, which will continue through the current product cycle with respect to products being supplied to the relevant customer by Yaskawa and its Affiliates as of the date of this Agreement, and as otherwise provided on Schedule A, Brooks shall be the Corporation's preferred supplier for the Brooks Products; and (ii) Yaskawa has superior products in certain areas and shall be the Corporation's preferred supplier for Yaskawa Products. Any procurement by the Corporation of Brooks Products or Yaskawa Products that is inconsistent with the Shareholders' respective preferred supplier status as set forth in this Section 8.2 shall require the prior approval of the President and the Executive Vice President acting jointly. The Corporation may purchase JV Products, other than Brooks Products or Yaskawa Products, from either Yaskawa or Brooks.

     8.3 The obligations of Yaskawa and Brooks set forth in this Section 8 shall survive any Transfer of shares of the Corporation to a Permitted Transferee as permitted by Section 3.2.1.

                        ARTICLE 9: TERM AND TERMINATION.

     9.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect for a period of 10 years thereafter (or such longer and/or additional period as may be necessary to effect the provisions of Section 13.11). At any time, at least 36 months prior to end of the initial 10-year term or any extension term, either Shareholder may send written notice to the other Shareholder of the notifying Shareholder's desire to extend the term of this Agreement. If each Shareholder has timely expressed a desire to extend the then current term of the Agreement (with no other modifications) by written notice (an "EXTENSION NOTICE") to the other, then the term shall be automatically extended for an additional five-year term. If either Shareholder fails to timely provide an Extension Notice with respect to the applicable extension term, then the Agreement shall terminate at the end of the then current term, unless the Agreement is extended and/or modified by the mutual written agreement of the parties.

     9.2 Termination. Prior to the end of the term, the Shareholders may terminate this Agreement, as provided below:


          9.2.1 The Shareholders may terminate this Agreement by mutual written consent;

          9.2.2 Subject to Section 9.3, either Shareholder may terminate this Agreement, in the event that the other Shareholder undergoes a Change of Control, by written notice (the "SECTION 9.2.2 NOTICE") to the other Shareholder and to the Corporation;

          9.2.3 Either Shareholder may terminate this Agreement, by written notice to the other Shareholder and to the Corporation, in the event that a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of restraining, enjoining, terminating or otherwise prohibiting (i) the continued existence of the Corporation, or (ii) the continued ownership by either Shareholder of shares of common stock of the Corporation; and

          9.2.4 Subject to Section 9.3, a Shareholder with respect to which no Default Event has occurred (the "NON-DEFAULTING SHAREHOLDER") may terminate this Agreement by giving written notice (the "SECTION 9.2.4 NOTICE") to the other Shareholder with respect to which a Default Event has occurred (the "DEFAULTING SHAREHOLDER") and to the Corporation. The following are each a "DEFAULT EVENT":

               (i) if (I) the Defaulting Shareholder has materially breached this Agreement or its Supply Agreement with the Corporation (subject to Section 9.2.5), (II) the Non-Defaulting Shareholder has given the Defaulting Shareholder written notice of such breach, describing such breach in reasonable detail,
(III) the Defaulting Shareholder has failed to cure such breach within 62 days of receiving the notice of breach with respect thereto pursuant to clause
(i)(II) of this Section 9.2.4 (or, in the event that an additional cure period is granted by the arbitrators in accordance with Section 11.2, during such additional cure period), and (IV) the parties have not been able to agree upon an adequate remedy (other than termination) for such breach;

               (ii) the Defaulting Shareholder shall (I) file a petition in bankruptcy, (II) petition or apply to any tribunal for the appointment of a receiver or any trustee for it or a substantial part of its assets, (III) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, or (IV) make an assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors; or if there shall have been filed any such petition or application, or any such petition shall have been commenced against it, in which an order for relief is entered or which remains un-dismissed for a period of 60 days or more; or the Shareholder shall consent in writing to any such petition, application or proceeding or order for relief or the appointment of a receiver or any trustee for it or any substantial part of any of its properties, or shall suffer any such receivership or trusteeship to continue un-discharged for a period of 60 days or more;

               (iii) all or any portion of the Defaulting Shareholder's shares in the Corporation are levied upon or attached (other than by the Non-Defaulting Shareholder) in any proceeding, including any suit in equity, action at law or other judicial, arbitral or administrative proceeding, and that levy or attachment is not vacated or discharged within 60 days after the date on which it is made; or

               (iv) there is a Transfer of the Defaulting Shareholder's shares of common stock in the Corporation, except in compliance with Article 3.

          9.2.5 Notwithstanding anything to the contrary herein, no violation or breach of Section 7.1 or Section 7.2 of this Agreement by a Shareholder (or its officers, directors, employees, agents or representatives) shall constitute a Default Event unless such violation or breach is directly attributable to either Corporate Conduct or Disregard of Security (in each case, as defined below). For purposes of this Section 9.2.5:

               (i) "CORPORATE CONDUCT" shall mean any action or omission of an officer, director, employee, agent or representative of the relevant Shareholder that is either (A) clearly sanctioned, knowingly condoned, directed or ratified by the senior management or the Board of Directors of such Shareholder, or (B) expressly permitted by the then-effective policies promulgated by the senior management or the Board of Directors of such Shareholders;

               (ii) "DISREGARD OF SECURITY" shall mean the relevant Shareholder's failure to maintain reasonable measures, customary in the industry, calculated to protect confidential and/or proprietary information in the possession of such Shareholder (including Confidential Information) from impermissible disclosure and misuse, provided that any such failure shall be determined on an aggregate basis considering all such measures maintained by such Shareholder taken as a whole; and

               (iii) For the avoidance of doubt, by way of example but not limitation, no Default Event shall be deemed to occur by reason of any (A) action or omission of any officer, director, employee, agent or representative of a Shareholder (whether intentional, willful, reckless, grossly negligent or otherwise) that does not satisfy the requirements of either clause (i)(A) or clause (i)(B) above, (B) any failure by a Shareholder to maintain a particular information security measure as long as the measures maintained by such Shareholder that are calculated to protect confidential and/or proprietary information in the possession of such Shareholder, when viewed in the aggregate, represent a level of information security that is reasonable and customary in the industry, or (C) any violation or breach of Section 7.1 or Section 7.2 does not satisfy the requirements of either clause (i)(A) or clause (i)(B) above and that does not cause actual harm or damage to the Disclosing Party or its business operations.

     9.3 Limitations on Certain Termination Rights.

          9.3.1 No Section 9.2.2 Notice may be given by a Shareholder with respect to a Change of Control affecting the other Shareholder, and this Agreement may not be terminated pursuant to

Section 9.2.2 by reason of such Change of Control, after expiration of 60 days after the date on which notice of the occurrence of such Change of Control is given to the terminating Shareholder.

          9.3.2 No Section 9.2.4 Notice may be given by the Non-Defaulting Shareholder pursuant to Section 9.2.4(i) with respect to a material breach of this Agreement by the Defaulting Shareholder, and this Agreement may not be terminated by reason of such breach, after expiration of 120 days after the last day of the last cure period applicable hereunder with respect to such breach (including, without limitation, any additional cure period granted by the arbitrators in accordance with Article 11 or any other extension of such cure period granted by the Non-Defaulting Shareholder.

          9.3.3 No Section 9.2.4 Notice shall be effective (other than for the purpose of commencing the applicable cure period under Section 9.2.4(i)), and this Agreement shall continue in full force and effect, until the earlier of:
(i) the date on which the Shareholders agree in writing that the Non-Defaulting Shareholder has the right to terminate this Agreement; or (ii) one of the following dates depending on whether or not either party elects to commence the dispute resolution procedures under Article 11 (I) if either Shareholder commences the dispute resolution procedures contemplated by Article 11 with respect to such Section 9.2.4 Notice within 30 days after such delivery in accordance with Section 13.3, then the date on which the final decision or award of the arbitrators grants the Non-Defaulting Shareholder such right; or (II) if neither party commences the procedures contemplated by Article 11 within 30 days after such delivery, then the date on which the cure period, if any, expires without the breach being remedied or cured or if there is no cure period, then the date on which such notice is given.

     9.4 Effects of Termination.

          9.4.1 If this Agreement terminates pursuant to the provisions of
Section 9.2.1, 9.2.2, 9.2.3 or 9.2.4, unless the Shareholders otherwise agree in writing:

               (i) All of the rights and obligations of the parties under this Agreement shall terminate, except that the provisions of Sections 7.1, 7.2, 7.3 and 9.4.2 and Articles 11 and 13 (together with, in each case, all related definitions) shall survive such termination.

               (ii) Each of the agreements between the Corporation, on the one hand, and either or both Shareholders (or their respective Affiliates), on the other hand, shall terminate as of the effective date of the termination of this Agreement.

               (iii) Each of the Shareholders shall assume all of the rights, obligations and service commitments of the Corporation relating to the products of such Shareholder distributed by the Corporation.

               (iv) Subject to Section 13.11, the Corporation shall be dissolved according to Article 10 and the Shareholders shall cause the Corporation to dissolve.

          9.4.2 For a period of 10 years after termination of this Agreement,
(i) neither Yaskawa nor any of Yaskawa's Affiliates shall offer and/or sell, directly or indirectly, Brooks Products to Japanese Semiconductor Customers or license, finance or otherwise assist any other entity to market or sell Brooks

Products to Japanese Semiconductor Customers except to the extent Yaskawa's Brooks Products were being sold by Yaskawa to Japanese Semiconductor Customers at the time of termination of this Agreement in compliance with the terms of this Agreement and (ii) neither Brooks nor any of Brooks' Affiliates shall offer and/or sell, directly or indirectly, Yaskawa Products to Japanese Semiconductor Customers or license, finance or otherwise assist any other entity to market or sell Yaskawa Products to Japanese Semiconductor Customers except to the extent that Brooks' Yaskawa Products were being sold by Brooks to Japanese Semiconductor Customers at the time of termination of this Agreement in compliance with the terms of this Agreement. The parties acknowledge that, after termination of this Agreement (I) it would be difficult or impossible to separate and distinguish between Brooks' Intellectual Property and Yaskawa's Intellectual Property learned or acquired by the employees of the Corporation and/or the Shareholders (including employees of the Shareholders transferred to the Corporation and former employees of the Corporation engaged by a Shareholder after termination of this Agreement), and (II) the provisions of this Section
9.4.2 are reasonably necessary to protect Brooks' and Yaskawa's rights in their respective Intellectual Property and the goodwill associated therewith. If the termination of this Agreement is the result of a breach by a Defaulting Shareholder, then such Defaulting Shareholder shall have no right to enforce this Section 9.4.2 following the termination of this Agreement.

                            ARTICLE 10: DISSOLUTION.

     10.1 Dissolution. The Corporation shall be dissolved if so decided by the Shareholders or as otherwise provided in this Agreement or by law. If the Corporation is to be dissolved it shall be liquidated and dissolved in accordance with the applicable laws and general practice in Japan. Except as otherwise provided in Section 9.4.1(iii), the net assets of the Corporation shall be distributed among the Shareholders pro rata to their respective holdings of shares of common stock of the Corporation at the time of dissolution.

                        ARTICLE 11: DISPUTE RESOLUTION.

     11.1 Voluntary Resolution of Disputes. Any claims, differences, disputes or controversies arising out of or in connection with this Agreement, the Articles of Incorporation of the Corporation, either of the Supply Agreements or any other instrument, agreement or arrangement that is or may be entered into by the parties in connection with the Corporation and its business (each, a "DISPUTE"), including any question regarding its existence, validity, termination, breach or performance, before any arbitration is commenced, shall first be referred to the steering committee for resolution. If the Dispute is not resolved within 30 days, then the matter shall be referred to the chief executive officer of each Shareholder, each of whom shall in good faith and with diligent negotiation (including through at least one meeting in person) attempt to resolve the Dispute. If the Dispute is not resolved by such chief executives within 30 days from the day the Dispute was referred to the chief executives, any party to the Dispute may institute arbitration under this Article 11 (such party, the "INITIATING PARTY") by serving a demand for arbitration on each other party to the Dispute. During the attempted executive resolution or arbitration pursuant to this Article 11 neither party shall be prevented from seeking an injunction or temporary restraining order in a court of law as provided in Section 11.5. In deciding any arbitration under this Article 11, the arbitrators shall give significant weight to the good faith and diligence with which each party to the Dispute has sought to resolve it before the arbitration.

     11.2 Mandatory Arbitration. If an attempt at resolution contemplated by
Section 11.1 has not resulted in the Dispute being resolved within the time period set forth in Section 11.1, the Dispute shall be finally settled by binding arbitration under the UNCITRAL Arbitration Rules (the "UNCITRAL RULES"). Each party shall appoint an arbitrator and the two arbitrators so appointed shall jointly appoint a third arbitrator; provided, however, that if they cannot agree (or if one party refuses to appoint an arbitrator) within 30 days after the initiation of the arbitration, then this third arbitrator shall be appointed by the International Chamber of Commerce pursuant to the Rules of ICC as Appointing Authority in UNCITRAL or other Ad Hoc Arbitration Proceedings (and the ICC shall otherwise serve as the Appointing Authority (the "APPOINTING AUTHORITY") for the arbitration proceedings hereunder). Disputes about arbitration procedure shall be resolved by the arbitrators. The arbitrators may proceed to an award notwithstanding the failure of a party to the Dispute to participate in the proceedings. Discovery shall be limited to mutual exchange of documents relevant to the dispute, controversy or claim; depositions shall not be permitted unless agreed to by both parties. All counterclaims shall be resolved in the same proceeding in which the original claims are brought. The arbitrators shall be authorized to grant interim relief, including to prevent the destruction of goods or documents involved in the dispute, protect trade secrets and provide for security for a prospective monetary award; shall be authorized to grant permanent injunctive relief or other specific performance; and shall be specifically authorized to grant the Defaulting Party a cure period in addition to the cure period provided for in clause (i) of Section 9.2.4 in the event that the arbitrators determine that a party has materially breached this Agreement and thereby became a Defaulting Party under clause (i) of Section
9.2.4. Subject to Section 11.4, the award of the arbitrators shall be the sole and exclusive remedy of the parties and shall be enforceable in any court of competent jurisdiction, subject only to revocation on grounds of fraud or clear bias on the part of the arbitrators.

     11.3 Place and Language of Arbitration. Unless otherwise agreed by the Shareholders, the place of arbitration shall be in Boston, Massachusetts, USA if the Initiating Party is Yaskawa and shall be in Tokyo, Japan if the Initiating Party is Brooks. The procedural law of the place of arbitration shall apply where the UNCITRAL Rules are silent. The language to be used in the arbitration proceedings shall be English.

     11.4 Matters that Parties May Litigate. Notwithstanding any other provision of this Agreement, a party may bring a suit or action in a court of law:


               (i) to petition a court for injunctive relief with respect to a matter arising under or relating to the Agreement;

               (ii) to seek judicial enforcement of an order or award granted by the arbitrators under this Article 11; or

               (iii) as permitted under the Japanese Arbitration Law (Law No. 138 of 2003, as amended) or the U.S. Federal Arbitration Act, 9 U.S.C. Sections 1-16.

     11.5 Allocation of Arbitration Expense. In any arbitration, each party shall bear the party's own expenses, including legal fees, except that:

               (i) The parties shall share equally the payment of fees charged by the arbitrators and the Appointing Authority;

               (ii) Subject to Section 11.5(iii), the arbitrators may allocate among the parties the costs, fees and other expenses relating to an arbitration in any manner that the arbitrators shall determine to be appropriate in their absolute discretion; and

               (iii) If the arbitrators determine that a party has initiated an arbitration without a reasonable basis for doing so or that any claim or argument of a party in an arbitration is unreasonable, the arbitrator shall to that extent assess against that party the expenses incurred by the other parties in connection with the arbitration, including reasonable attorneys' fees.

                            ARTICLE 12: DEFINITIONS.

As used in this Agreement, the capitalized terms defined in the protocol and recitals have the meanings set forth next to them. Additionally, the following terms shall have the following respective meanings:

"AFFILIATE"                           shall mean, with respect to any Person,
                                      (i) any other Person that directly or
                                      indirectly controls such specified Entity
                                      or (ii) any Entity that directly or
                                      indirectly is controlled by, or is under
                                      common control with, such specified
                                      Person.


"AGREEMENT"                           shall mean this Agreement and its
                                      attachments, as this Agreement and its
                                      attachments may be amended, restated or
                                      otherwise modified from time to time.


"APPOINTING AUTHORITY"                shall have the meaning set forth in
                                      Section 11.2.

"BROOKS PRODUCTS"                     shall have the meaning given to the term
                                      "Brooks Products" in the Supply
                                      Agreements.

"BUDGET"                              shall have the meaning set forth in
                                      Section 6.1.1.

"BUDGET FINALIZATION DATE"            shall have the meaning set forth in
                                      Section 6.1.2.

"CHANGE OF CONTROL"                   shall mean, with respect to a Shareholder,
                                      the acquisition (whether by means of
                                      merger, consolidation, acquisition of
                                      securities or assets, or otherwise) by any
                                      Entity listed under the name of such Party
                                      on Schedule C (or by any Affiliate of such
                                      Entity) of (i) more than 50% of the
                                      outstanding voting securities of such
                                      Shareholder or (ii) all or substantially
                                      all of the assets of such Shareholder
                                      relating to such Party's obligations to
                                      supply products or services to the
                                      Corporation or otherwise to the business
                                      conducted by the Corporation as set forth
                                      in the first recital herein.

"CONFIDENTIAL INFORMATION"            shall have the meaning set forth in
                                      Section 7.1.

"CORPORATION'S ACCOUNTANTS"           shall have the meaning set forth in
                                      Section 4.2.

"DEFAULTING SHAREHOLDER"              shall have the meaning set forth in
                                      Section 9.2.4.

"DISCLOSING PARTY"                    shall have the meaning set forth in
                                      Section 7.1.

"DISPUTE"                             shall have the meaning set forth in
                                      Section 11.1.

"ENTITY"                              shall mean any corporation, limited
                                      liability company, limited or general
                                      partnership, trust, estate, unincorporated association, governmental agency, bureau, department or other body, or any other organization or entity.

"EXTENSION NOTICE"                    shall have the meaning set forth in
                                      Section 9.1.

"INITIATING PARTY"                    shall have the meaning set forth in
                                      Section 11.1.

"INTELLECTUAL PROPERTY"               shall have the meaning set forth in
                                      Section 7.3.

"JAPANESE SEMICONDUCTOR CUSTOMERS     shall have the meaning given to the term
                                      "Semiconductor Customer" in the Supply
                                      Agreements.

"JV PRODUCTS"                         shall mean the semiconductor robotics
                                      products to be supplied to the Corporation
                                      by the Shareholders pursuant to the Supply
                                      Agreements.

"NON-DEFAULTING SHAREHOLDER"          shall have the meaning set forth in
                                      Section 9.2.4.

"ORGANIZATIONAL CHART"                shall have the meaning set forth in
                                      Section 2.6.

"PERMITTED TRANSFEREE"                shall have the meaning set forth in
                                      Section 3.2.1.

"PERSON"                              shall mean any Entity or individual.

"RECEIVING PARTY"                     shall have the meaning set forth in
                                      Section 7.1.

"SECTION 9.2.2 NOTICE"                shall have the meaning set forth in
                                      Section 9.2.2.

"SECTION 9.2.4 NOTICE"                shall have the meaning set forth in
                                      Section 9.2.4.

"SEMICONDUCTOR INDUSTRY"              shall have the meaning set forth in the
                                      Supply Agreements.

"SHAREHOLDER INTELLECTUAL PROPERTY"   shall have the meaning set forth in
                                      Section 7.3.1.

"TRANSFER"                            shall have the meaning set forth in
                                      Section 3.1.

"UNCITRAL RULES"                      shall have the meaning set forth in
                                      Section 11.2.

"YASKAWA PRODUCTS"                    shall have the meaning set forth in the
                                      Supply Agreements.

                           ARTICLE 13: MISCELLANEOUS.

     13.1 Remedies. The parties to this Agreement acknowledge and agree that breach of any of the covenants of Corporation and the Shareholders set forth in this Agreement is not fully compensable by payment of money damages and, therefore, that the covenants of Corporation and the Shareholders set forth in this Agreement may be enforced in equity by a decree requiring specific performance. Without limiting the foregoing, if any dispute arises concerning the sale or other disposition of any of the shares of stock subject to this Agreement, the parties to this Agreement agree that an injunction may be issued restraining the sale or other disposition of such shares of stock or rescinding any such sale or other disposition, ending resolution of such controversy. Such remedies shall be cumulative and nonexclusive and shall be in addition to any other rights and remedies the parties may have under this Agreement.

     13.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Japan without giving effect to the principles of conflicts of law thereof.

     13.3 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered
(i) in person, (ii) to the extent receipt is confirmed, by telecopy, facsimile or other electronic transmission service, or (iii) by an internationally recognized overnight courier service, to the parties at the following addresses:

IF TO BROOKS:                           IF TO YASKAWA:

Brooks Automation, Inc.                 Yaskawa Electric Corporation
15 Elizabeth Drive                      2-1 Shiroishi, Kurosaki
Chelmsford, Massachusetts               Kitakyushu, Japan
01824 U.S.A.                            Attention: Mr. Koki Nakamura
Attention: Thomas Grilk, Esq.           Fax: +81-93-645-7918
Fax: +1-978-262-2511

WITH COPY TO:                           WITH COPY TO:

WilmerHale                              Masuda, Funai, Eifert & Mitchell, Ltd.
60 State Street                         203 N. LaSalle Street, Suite 2500
Boston, Massachusetts 02109             Chicago, IL 60601-1262
Attention: Mark G. Borden               Attention: Mary W. Shellenberg
Fax: +1-617-526-5000                    Fax: +1-312-245-7467

IF TO THE CORPORATION:

Yaskawa Brooks Automation, Inc.
2-1 Shiroishi, Kurosaki
Kitakyushu, Japan
Attention: President and Executive Vice President
Fax: +81__________________

The parties to this Agreement shall provide notice of any changes in the above listed addresses in accordance with the procedures described above.

     13.4 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

     13.5 Amendments and Waivers. This Agreement may not be modified or amended, and the performance or compliance with any term of this Agreement may not be waived, in each case except by an instrument or instruments in writing signed each of the Shareholders. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

     13.6 Binding Effect. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective heirs, legal representatives, successors and permitted assigns.

     13.7 Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be an original instrument, but all of which together shall constitute one and the same instrument

     13.8 Recapitalizations, Exchanges, Etc. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to shares of common stock of the Corporation, to any and all shares of capital stock of the Corporation or any successor or assign of the Corporation (whether by merger, consolidation, sale of assets, or otherwise) that may be issued in respect of, in exchange for, or in substitution of the shares of the common stock originally issued to the Shareholders, by reason of a stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation, or otherwise.

     13.9 Entire Agreement; Headings. This Agreement, the provisions of the Joint Venture Agreement, dated May 8, 2006, between the Shareholders that survive in accordance with its terms, the Supply Agreements, together with all exhibits attached hereto and therto, and the JV Agreement Section 4.1(C) Agreement, dated June 30, 2006 constitute the entire agreement among the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements, understandings, and arrangements, oral or written, among the parties hereto with respect to the subject matter hereof and thereof. The headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     13.10 Rules of Construction. Words denoting the singular include the plural and vice versa. Words denoting a gender include all genders. References to a particular article, section, clause, exhibit or schedule shall be a reference to an article, section or clause of, or an exhibit or schedule to, this Agreement. Words such as "hereunder", "hereto", "hereof" and "herein" and other words of similar import shall, unless the context requires otherwise, refer to the whole of this Agreement and not to any particular article, section or clause hereof. A reference to "including" means including without limiting the generality of any description preceding such term and shall not be construed to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned.

     13.11 Further Assurances. Each of the parties to this Agreement, hereby agrees, without any further consideration, to take any further actions and to execute and deliver any further instruments or agreements, necessary or advisable in order to effectuate the intents and purposes of this Agreement. Each of the parties further agrees to take such commercially reasonable actions as are necessary and available under applicable law to effect the parties' intentions as set forth under the provisions of Section 9.4.2 in the event of any challenge, legal or otherwise, to such Section 9.4.2; provided that in the event of any challenge, legal or otherwise, to such Section 9.4.2 by the Japan Fair Trade Commission, any other governmental authority in Japan or any third party, Yaskawa shall (i) be responsible for responding to such challenge, (ii) have the right to control and direct the representation of the parties in connection with such challenge, including negotiations relating to such challenge, (iii) keep Brooks reasonably informed as to the status and progress of such challenge and the strategy of Yaskawa with respect to such challenge,
(iv) engage counsel who may be counsel to Yaskawa, at Yaskawa's cost to represent and defend Yaskawa, Brooks and the Corporation in connection with any such challenge (to the extent joint representation is ethically permissible), including negotiations relating to such challenge, with such counsel being under the direction and control of Yaskawa, and (v) bear all costs and expenses, including legal fees, of Yaskawa, Brooks and the Corporation incurred in connection with such challenge, other than (A) costs or expenses related to the production of documents of Brooks, which shall be borne by Brooks, and (B) costs or expenses, including legal fees, incurred by Brooks in connection with the challenge in which separate counsel has been engaged. Without limiting the generality of the foregoing, and notwithstanding anything to the contrary in this Agreement, if the provisions of Section 9.4.2 above are found to be invalid or unenforceable, in whole or in part, by any governmental, administrative, regulatory, legislative, judicial or arbitral authority or tribunal, with the effect that the term of the restrictive covenants set forth in the first sentence of such Section 9.4.2 (the "SECTION 9.4.2 TERM") is reduced or eliminated, then, unless Brooks and Yaskawa otherwise expressly agree in writing, (i) if this Agreement remains in effect as of immediately prior to the time of such finding of invalidity or unenforceability, then the term of this Agreement specified in Section 9.1 above shall be extended by the period of such reduction (or, if the Section 9.4.2 Term is eliminated, then by the full stated amount of the Section 9.4.2 Term), or (ii) otherwise, the effectiveness of this Agreement shall be reinstated, the

Corporation shall (to the extent necessary) be re-established by the Shareholders, and the business of the Corporation described in the first recital herein shall again be conducted through the Corporation in accordance with
Article 8 of this Agreement, until expiration of the period of such reduction (or, if the Section 9.4.2 Term is eliminated, then by the full stated amount of the Section 9.4.2 Term); provided that if this Agreement was earlier terminated as a result of a breach by a Defaulting Shareholder, then the provisions of this sentence shall be operative solely at the option of the Non-Defaulting Shareholder, exercisable by written notice to the Defaulting Shareholder and, if the Corporation is then in existence, to the Corporation.

            [THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK.]


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

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        YASKAWA ELECTRIC CORPORATION


                                        By: /s/ Koji Toshima
                                            ------------------------------------
                                        Title: President
                                               ---------------------------------


                                        BROOKS AUTOMATION, INC.


                                        By: /s/ Edward C. Grady
                                            ------------------------------------
                                        Title: President
                                               ---------------------------------


                                        YASKAWA BROOKS AUTOMATION, INC.


                                        By: /s/ Hiroyuki Ougi
                                            ------------------------------------
                                        Title: President
                                               ---------------------------------


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